Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
July 16, 2012

CITIGROUP REPORTS SECOND QUARTER 2012 EARNINGS PER SHARE(1) OF $0.95;
$1.00 EXCLUDING THE IMPACT OF POSITIVE CVA/DVA(2) AND A NET LOSS ON THE SALE OF A 10.1% STAKE IN AKBANK T.A.S.(3)

CITIGROUP NET INCOME OF $2.9 BILLION;
$3.1 BILLION EXCLUDING CVA/DVA AND THE LOSS ON AKBANK

CITIGROUP REVENUES OF $18.6 BILLION; $18.8 BILLION EXCLUDING $219 MILLION OF CVA/DVA AND THE $424 MILLION LOSS ON AKBANK

BASEL I TIER 1 COMMON RATIO INCREASED TO 12.7%
ESTIMATED BASEL III TIER 1 COMMON RATIO INCREASED TO 7.9%(4)

BOOK VALUE PER SHARE INCREASED TO $62.61
TANGIBLE BOOK VALUE PER SHARE(5) INCREASED TO $51.81

LOAN LOSS RESERVE RELEASE OF $984 MILLION IN SECOND QUARTER, DOWN 50% FROM THE PRIOR YEAR PERIOD

CITIGROUP QUARTER-END DEPOSITS OF $914 BILLION, 6% ABOVE PRIOR YEAR PERIOD

CITICORP LOANS OF $527 BILLION GREW 10% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS LOANS OF $128 BILLION DECLINED 24% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $191 BILLION DECLINED 28% FROM PRIOR YEAR PERIOD —REPRESENT 10% OF TOTAL CITIGROUP ASSETS

New York, July 16, 2012 – Citigroup Inc. today reported net income for the second quarter 2012 of $2.9 billion, or $0.95 per diluted share, on revenues of $18.6 billion.

CVA/DVA was a positive $219 million in the second quarter, resulting from the widening of Citi’s credit spreads, compared to a positive $164 million in the prior year period.  Second quarter results also included a net loss of $424 million ($274 million after-tax) from the previously announced sale of a 10.1% stake in Akbank T.A.S.  Excluding CVA/DVA and the Akbank loss, second quarter revenues were $18.8 billion and earnings were $1.00 per diluted share, down 7% and 2% respectively from the prior year period.

Vikram Pandit, Citi’s Chief Executive Officer, said, “Our core businesses performed well in a difficult environment and are generating solid returns.  We had strong growth in both loans and deposits, showed resilience in our markets-facing businesses, and saw record revenues in Transaction Services.  We reduced Citi Holdings to approximately 10% of our balance sheet while our capital strength and liquidity continue to be among the best in the industry.  We remain focused on execution, managing our expenses and our risk, and serving clients as only we can.”

Citigroup revenues of $18.4 billion, excluding CVA/DVA, were 10% lower than the prior year period.  Excluding both CVA/DVA and the loss on Akbank, Citigroup revenues were 7% below the prior year period.  The decline in revenues year-over-year was driven by the ongoing wind down of Citi Holdings, which reduced revenues in Citi Holdings by 62% versus the prior year period, while Citicorp revenues were essentially unchanged.

Citicorp revenues of $18.0 billion in the second quarter 2012 included $198 million of CVA/DVA.  Excluding CVA/DVA, Citicorp revenues were $17.8 billion, unchanged from the second quarter 2011.  The results reflected a 2% decline in Securities and Banking revenues (excluding a positive CVA/DVA of $198 million) that was offset by a 5% increase in Transaction Services revenues, while Global Consumer Banking (GCB) revenues were unchanged versus second quarter 2011.

Citi Holdings revenues of $924 million in the second quarter 2012 were 62% below the prior year period.  Lower revenues in the Special Asset Pool and in Local Consumer Lending largely drove the decline in Citi Holdings revenues from the prior year period, partially offset by an increase in Brokerage and Asset Management revenues.  The results in the Special Asset Pool and Local Consumer Lending largely reflected the ongoing decline in assets in these businesses as well as the absence of gains in the Special Asset Pool in the prior year period from the sale of securities that had been transferred from held-to-maturity and other asset sales.  Total Citi Holdings assets declined $74 billion, or 28%, from the second quarter 2011, to $191 billion. Citi Holdings assets at the end of the second quarter 2012 represented approximately 10% of total Citigroup assets.

Citigroup’s net income declined 12% from the second quarter 2011 to $2.9 billion.  Excluding the impact of CVA/DVA and the loss from the Akbank sale, Citigroup net income was $3.1 billion, 1% lower than the second quarter 2011.  Operating expenses of $12.1 billion were 6% lower than the prior year period.  Citigroup’s cost of credit in the second quarter 2012 was 17% below the prior year period, reflecting a $1.6 billion improvement in net credit losses which was partially offset by a $1.0 billion reduction in net loan loss reserve releases.

Citigroup’s total allowance for loan losses was $27.6 billion at quarter end, or 4.3% of total loans, compared to $34.4 billion, or 5.4%, in the prior year period.  The $984 million net release of loan loss reserves in the quarter was down 50% from the prior year period.  Reserve releases in Citicorp of $715 million and in Citi Holdings of $269 million were 49% and 54% lower, respectively, than the second quarter 2011.  Citicorp’s decline in loan loss reserve releases reflected lower releases in North America GCB and Securities and Banking and a net credit reserve build in international GCB (Asia, Latin America and EMEA).  The $314 million decline in Citi Holdings loan loss reserve releases was almost entirely due to the Special Asset Pool, where reserve releases declined $317 million from the second quarter 2011 to $83 million.  Citigroup asset quality continued to improve as total non-accrual assets fell 22% to $11.5 billion compared to the second quarter 2011.  Corporate non-accrual loans fell 47% to $2.6 billion and consumer non-accrual loans fell 1% to $8.3 billion.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool, fell 14% versus the prior year period to $8.4 billion, or 2.1% of consumer loans.

Citigroup’s capital levels and book value continued to increase versus the prior year period.  At the end of the second quarter 2012, book value per share was $62.61 and tangible book value per share was $51.81, 4% and 6% increases, respectively, versus the prior year period end.  Citigroup’s Tier 1 Capital Ratio was 14.4%, its Basel I Tier 1 Common Ratio was 12.7%, and its estimated Basel III Tier 1 Common Ratio was 7.9%.

CITIGROUP

($ millions, except per share amounts)	2Q’12	1Q’12	2Q’11	QoQ%	YoY%

Citicorp	17,983	18,032	17,952	—	—
Citi Holdings	924	874	2,407	6%	-62%
Corporate/Other	(265)	500	263	NM	NM
Total Revenues	$18,642	$19,406	$20,622	-4%	-10%

Total Revenues (Ex-CVA/DVA & Minority Interest)(6)	$18,847	$20,217	$20,259	-7%	-7%

Expenses	$12,134	$12,319	$12,936	-2%	-6%

Net Credit Losses	3,576	3,955	5,147	-10%	-31%
Loan Loss Reserve Build/(Release) (a)	(984)	(1,165)	(1,979)	16%	50%
Provision for Benefits and Claims	214	229	219	-7%	-2%
Total Cost of Credit	$2,806	$3,019	$3,387	-7%	-17%

Income from Cont. Ops. Before Taxes	$3,702	$4,068	$4,299	-9%	-14%
Provision for Income Taxes	715	1,006	967	-29%	-26%

Income from Continuing Operations	$2,987	$3,062	$3,332	-2%	-10%
Net income (loss) from Disc. Ops.	(1)	(5)	71	80%	NM
Non-Controlling Interest	40	126	62	-68%	-35%
Citigroup Net Income	$2,946	$2,931	$3,341	1%	-12%

Net Income (Ex-CVA/DVA & Minority Interest)(7)	$3,080	$3,423	$3,111	-10%	-1%

Tier 1 Common Ratio	12.7%	12.5%	11.6%
Tier 1 Capital Ratio	14.4%	14.3%	13.6%
Return on Common Equity	6.5%	6.5%	7.7%
Book Value per Share	$62.61	$61.90	$60.34
Tangible Book Value per Share	$51.81	$50.90	$48.75

(a) Includes provision for unfunded lending commitments

CITICORP

(in millions of dollars)	2Q’12	1Q’12	2Q’11	QoQ%	YoY%

Global Consumer Banking	9,771	10,014	9,793	-2%	—
Securities and Banking	5,405	5,275	5,482	2%	-1%
Transaction Services	2,807	2,743	2,677	2%	5%
Total Revenues	$17,983	$18,032	$17,952	—	—

Total Revenues (Ex-CVA/DVA)	$17,785	$19,408	$17,805	-8%	—

Expenses	$10,300	$10,305	$10,669	—	-3%

Net Credit Losses	2,246	2,220	2,982	1%	-25%
Loan Loss Reserve Build/(Release) (a)	(715)	(588)	(1,396)	-22%	49%
Provision for Benefits and Claims	50	58	36	-14%	39%
Total Cost of Credit	$1,581	$1,690	$1,622	-6%	-3%

Net Income	$4,303	$4,337	$4,065	-1%	6%

Net Income (Ex-CVA/DVA)	$4,176	$5,191	$3,974	-20%	5%

Revenues
North America	7,726	7,187	7,683	7%	1%
EMEA	2,905	3,226	2,950	-10%	-2%
LATAM	3,534	3,647	3,529	-3%	—
Asia	3,818	3,972	3,790	-4%	1%

Net Income
North America	1,798	1,539	1,594	17%	13%
EMEA	692	792	643	-13%	8%
LATAM	842	895	851	-6%	-1%
Asia	971	1,111	977	-13%	-1%

EOP Assets ($B)	1,436	1,424	1,423	1%	1%
EOP Loans ($B)	527	514	480	3%	10%
EOP Deposits ($B)	845	839	791	1%	7%

(a) Includes provision for unfunded lending commitments

Citicorp

Citicorp revenues of $18.0 billion in the second quarter 2012 were unchanged from the prior year period.  CVA/DVA in the second quarter was $198 million, compared to $147 million in the prior year period.  Excluding CVA/DVA, revenues were $17.8 billion, also unchanged from the second quarter 2011.  Transaction Services revenues grew 5% to $2.8 billion, which offset a 2% decline in Securities and Banking revenues to $5.2 billion (excluding a positive CVA/DVA of $198 million), while GCB revenues were unchanged at $9.8 billion, all from the prior year period.

Citicorp net income increased 6% from the prior year period to $4.3 billion.  The increase largely reflected continued positive operating leverage in the quarter as operating expenses and total credit costs each declined 3% while revenues remained unchanged from the prior year period.

Citicorp cost of credit in the second quarter 2012 decreased 3% from the prior year period to $1.6 billion.  The decrease largely reflected significantly lower net credit losses, which declined $736 million, or 25%, to $2.2 billion, which offset a $681 million, or 49%, reduction in loan loss reserve releases to $715 million, both compared to the second quarter 2011.  The decline in reserve releases was largely in GCB.  Citicorp’s consumer loans 90+ days delinquent fell 17% from the prior year period to $3.1 billion, and the 90+ days delinquent ratio fell 25 basis points to 1.08% of loans.

Citicorp operating expenses decreased 3% year-over-year to $10.3 billion, reflecting ongoing expense control and reengineering initiatives.

Citicorp end of period loans grew 10% versus the prior year period to $527 billion, primarily reflecting strong growth in corporate loans and growth in Latin America and North America consumer loans.  Consumer loans grew 2% to $284 billion and corporate loans grew 22% to $243 billion, both versus the prior year period.

Global Consumer Banking

(in millions of dollars)	2Q’12	1Q’12	2Q’11	QoQ%	YoY%

North America	5,135	5,198	4,949	-1%	4%
EMEA	366	378	410	-3%	-11%
LATAM	2,322	2,441	2,408	-5%	-4%
Asia	1,948	1,997	2,026	-2%	-4%
Total Revenues	$9,771	$10,014	$9,793	-2%	—

Expenses	$5,313	$5,210	$5,357	2%	-1%

Net Credit Losses	2,124	2,278	2,832	-7%	-25%
Loan Loss Reserve Build/(Release) (a)	(728)	(735)	(1,332)	1%	45%
Provision for Benefits and Claims	50	58	36	-14%	39%
Total Cost of Credit	$1,446	$1,601	$1,536	-10%	-6%

Net Income	$1,991	$2,187	$2,016	-9%	-1%

Net Income
North America	1,196	1,317	1,111	-9%	8%
EMEA	16	(8)	31	NM	-48%
LATAM	331	375	395	-12%	-16%
Asia	448	503	479	-11%	-6%

(in billions of dollars)
Avg. Cards Loans	144	148	148	-3%	-3%
Avg. Retail Banking Loans	139	139	127	-1%	9%
Avg. Deposits	318	319	317	—	—
Investment Sales	19	22	21	-10%	-7%
Cards Purchase Sales	91	85	90	6%	—

(a) Includes provision for unfunded lending commitments

Global Consumer Banking

GCB revenues of $9.8 billion were unchanged from the prior year period.  Revenue growth of 4% in North America GCB to $5.1 billion was offset by international GCB revenues, which declined 4% to $4.6 billion.  The decline in international GCB revenues largely reflected the impact of foreign exchange translation into U.S. dollars for reporting purposes (FX).(8)  On a constant dollar basis (i.e., excluding the impact of FX), GCB revenues were up 4%.

North America GCB revenues grew 4% to $5.1 billion driven by higher retail banking revenues that were partially offset by lower revenues from Citi-branded cards and Citi retail services.  Retail banking revenues grew 32% to $1.6 billion from the second quarter 2011, largely due to higher mortgage revenues.  Citi-branded cards revenues declined 8% to $2.0 billion, and Citi retail services revenues declined 3% to $1.5 billion, both versus the prior year period.  The lower results in cards primarily reflected lower average loan balances for both businesses as Citi-branded cards loans declined 3% and Citi retail services loans declined 4% from second quarter 2011, as well as lower yields.

North America GCB net income was $1.2 billion, 8% higher than the second quarter 2011.  The growth in net income was largely driven by the higher revenues and a $625 million decrease in net credit losses that was partially offset by a $427 million reduction in loan loss reserve releases versus the prior year period.  Operating expenses in the second quarter grew 5% from the prior year period to $2.5 billion largely due to a legal reserve in the current quarter related to the interchange litigation.  Absent this reserve, expenses would have been down slightly versus the prior year period.

North America GCB credit quality continued to improve as net credit losses fell $625 million, or 29%, to $1.5 billion compared to the prior year period.  Net credit losses versus the prior year period improved in Citi-branded cards, down 32% to $840 million, Citi retail services, down 26% to $609 million, and retail banking, down 22% to $62 million.  Delinquency rates continued to improve in both Citi-branded cards and Citi retail services across all delinquency buckets versus the prior year period.  Retail banking 90+ days delinquency rates increased versus the prior year period largely reflecting the impact of portfolio growth and seasoning, but nonetheless remained at historically low levels.  The reserve release in the second quarter 2012 was $814 million, $427 million lower than in the second quarter 2011.

International GCB revenues declined 4% to $4.6 billion versus the second quarter 2011, largely reflecting the impact of FX.  Compared to the prior year period, revenues declined 4% in Latin America to $2.3 billion, 4% in Asia to $1.9 billion, and 11% in EMEA to $366 million.  However, on a constant dollar basis, revenues grew 8% in Latin America, were flat in Asia and decreased 1% in EMEA.  All three regions had year-over-year growth in average loans and average deposits during the second quarter 2012 on a constant dollar basis.

International GCB net income fell 12% (3% on a constant dollar basis) from the prior year period to $795 million, primarily due to a net loan loss reserve build of $86 million in the second quarter 2012 compared to a net release of $91 million in the prior year period.  Operating expenses in the second quarter 2012 declined 5%  (increased 3% on a constant dollar basis) from the second quarter 2011 to $2.9 billion.

International GCB credit quality improved from the prior year period as net credit losses fell 12% to $613 million.  The net loan loss reserve build of $86 million in the second quarter 2012 primarily reflected a reserve build in Latin America of $120 million compared to a release of $21 million in the prior year period.  EMEA and Asia GCB recorded small reserve releases in the second quarter 2012.  Overall credit quality in international GCB improved even as loan portfolios continued to grow.  90+ days delinquency rates were generally stable across all products in all regions.

Securities and Banking

(in millions of dollars)	2Q’12	1Q’12	2Q’11	QoQ%	YoY%

Investment Banking	854	865	1,085	-1%	-21%
Equity Markets	550	902	776	-39%	-29%
Fixed Income Markets	2,817	4,737	2,922	-41%	-4%
Lending	608	56	357	NM	70%
Private Bank	570	576	555	-1%	3%
Other Securities and Banking	(192)	(485)	(360)	60%	47%
Total Revenues (Ex-CVA/DVA)	$5,207	$6,651	$5,335	-22%	-2%

CVA/DVA	198	(1,376)	147
Total Revenues	$5,405	$5,275	$5,482	2%	-1%

Expenses	$3,575	$3,707	$3,897	-4%	-8%

Net Credit Losses	97	(60)	151	NM	-36%
Credit Reserve Build/(Release) (a)	(38)	118	(91)	NM	58%
Total Cost of Credit	$59	$58	$60	2%	-2%

Net Income	$1,402	$1,233	$1,190	14%	18%

Net Income (Ex-CVA/DVA)	$1,275	$2,087	$1,099	-39%	16%

Revenues
North America	1,926	1,348	2,125	43%	-9%
EMEA	1,609	1,954	1,642	-18%	-2%
LATAM	757	755	682	—	11%
Asia	1,113	1,218	1,033	-9%	8%

Income from Continuing Ops.
North America	488	128	347	NM	41%
EMEA	365	512	341	-29%	7%
LATAM	325	342	296	-5%	10%
Asia	250	307	210	-19%	19%

(a) Includes provision for unfunded lending commitments

Securities and Banking

Securities and Banking revenues declined 1% from the prior year period to $5.4 billion.  Excluding the impact of a positive $198 million of CVA/DVA in the second quarter 2012 (compared to a positive $147 million in the prior year period), Securities and Banking revenues were $5.2 billion, 2% lower than the prior year period.

Fixed Income revenues of $2.8 billion in the second quarter 2012 (excluding $147 million of CVA/DVA) decreased 4% from the prior year period.  Fixed Income results reflected year-over-year growth in rates and currencies, which was more than offset by declines in credit and securitized products.  Rates and currencies results were driven by strong performance and active client flows in currencies, particularly in the foreign exchange and local markets businesses.  Credit and securitized products revenues declined largely due to a weaker market environment.

Equity Markets revenues of $550 million in the second quarter 2012 (excluding $50 million of CVA/DVA) were 29% below the prior year period.  The decline reflected lower levels of industry volumes, particularly in cash equities, from the prior year period.

Investment Banking revenues of $854 million were 21% below the prior year period.  Debt underwriting revenues declined 21% to $486 million and equity underwriting revenues declined 39% to $167 million.  Both declines reflected decreased industry-wide activity levels, although Citi gained market share in both products.  Advisory revenues of $201 million were 2% higher than the prior year period.

Lending revenues increased 70% to $608 million from the prior year period.  Approximately half of the revenue growth was from gains on hedges as credit spreads widened during the second quarter 2012 (compared to a loss in the prior year period), with the remainder of the revenue growth from higher volumes and improved spreads.

Private bank revenues increased 3% to $570 million (excluding $2 million of CVA/DVA) from the prior year period driven primarily by growth in North America lending and deposits.

Securities and Banking net income was $1.4 billion in the second quarter 2012, up 18% from the prior year period, primarily reflecting the 1% decline in year-over-year revenues combined with an 8% decline in operating expenses driven by efficiency savings and lower incentive compensation, partially offset by approximately $89 million in repositioning costs.

Transaction Services

(in millions of dollars)	2Q’12	1Q’12	2Q’11	QoQ%	YoY%

Treasury and Trade Solutions	2,112	2,054	1,936	3%	9%
Securities and Fund Services	695	689	741	1%	-6%
Total Revenues	$2,807	$2,743	$2,677	2%	5%

Expenses	$1,412	$1,388	$1,415	2%	—

Net Credit Losses	25	2	(1)	NM	NM
Loan Loss Reserve Build/(Release) (a)	51	29	27	76%	89%
Total Cost of Credit	$76	$31	$26	NM	NM

Net Income	$910	$917	$859	-1%	6%

Average Deposits ($ in billions)	$396	$377	$366	5%	8%
EOP Assets Under Custody ($ in trillions)	$12.2	$12.5	$13.0	-2%	-6%

Revenues
North America	665	641	609	4%	9%
EMEA	930	894	898	4%	4%
LATAM	455	451	439	1%	4%
Asia	757	757	731	—	4%

Income from Continuing Ops.
North America	124	126	129	-2%	-4%
EMEA	332	315	286	5%	16%
LATAM	185	178	160	4%	16%
Asia	274	302	289	-9%	-5%

(a) Includes provision for unfunded lending commitments

Transaction Services

Transaction Services revenues were $2.8 billion, up 5% from the prior year period.  Results reflected 9% year-over-year growth in Treasury and Trade Solutions (TTS) revenues to $2.1 billion, partially offset by a decline of 6% in Securities and Fund Services (SFS) revenues to $695 million. TTS revenues increased as average assets, particularly trade loans, and deposits increased.  SFS revenues declined largely due to lower settlement volumes and declines in assets under custody reflecting the difficult and uncertain market conditions.

Transaction Services net income of $910 million grew 6% from the second quarter 2011, reflecting the 5% revenue growth and unchanged operating expenses at $1.4 billion versus the prior year period.

Transaction Services average deposits and other customer liabilities balances grew 8% year-over-year to $396 billion.  Assets under custody decreased 6% from the second quarter 2011 to $12.2 trillion.

CITI HOLDINGS

(in millions of dollars)	2Q’12	1Q’12	2Q’11	QoQ%	YoY%

Brokerage and Asset Management	87	(46)	47	NM	85%
Local Consumer Lending	931	1,326	1,345	-30%	-31%
Special Asset Pool	(94)	(406)	1,015	77%	NM
Total Revenues	$924	$874	$2,407	6%	-62%

Expenses	$1,237	$1,219	$1,654	1%	-25%

Net Credit Losses	1,329	1,734	2,165	-23%	-39%
Loan Loss Reserve Build/(Release) (a)	(269)	(576)	(583)	53%	54%
Provision for Benefits and Claims	165	171	183	-4%	-10%
Total Cost of Credit	$1,225	$1,329	$1,765	-8%	-31%

Net Income (Loss)	$(920)	$(1,026)	$(661)	10%	-39%

Net Income (Loss)
Brokerage and Asset Management	(25)	(137)	(101)	82%	75%
Local Consumer Lending	(821)	(634)	(1,189)	-29%	31%
Special Asset Pool	(74)	(255)	629	71%	NM

EOP Assets ($ in billions)
Brokerage and Asset Management	21	26	27	-16%	-22%
Local Consumer Lending	138	147	185	-6%	-25%
Special Asset Pool	32	36	53	-11%	-40%

EOP Loans ($B)	128	134	168	-4%	-24%
EOP Deposits ($B)	63	63	70	-1%	-11%

(a) Includes provision for unfunded lending commitments

Citi Holdings

Citi Holdings revenues decreased 62% from the prior year period to $924 million ($903 million excluding a positive CVA/DVA of $21 million, compared to $17 million in the prior year period).  The decline in Citi Holdings revenues primarily reflected continued declines in Special Asset Pool and Local Consumer Lending revenues.  Special Asset Pool revenues were a negative $94 million in the second quarter 2012, compared to $1.0 billion in the prior year period, largely from the 40% year-over-year decline in assets as well as the absence of gains in the Special Asset Pool in the prior year period from the sale of securities that had been transferred from held-to-maturity and other asset sales.  Local Consumer Lending revenues of $931 million declined 31% from the prior year period primarily due to the 25% decline in average assets.  Brokerage and Asset Management revenues were $87 million, compared to $47 million in the prior year period.  As of the end of the second quarter 2012, total Citi Holdings assets were $191 billion, 28% below the prior year period, and represented approximately 10% of total Citigroup assets.

Citi Holdings net loss of $920 million in the second quarter 2012 compared to a loss of $661 million in the prior year period. Operating expenses decreased 25% to $1.2 billion and credit costs fell 31% to $1.2 billion.  The decline in operating expenses reflected the overall decline in assets.

Citi Holdings cost of credit decreased 31% year-over-year to $1.2 billion driven by a 39% reduction in net credit losses to $1.3 billion, partially offset by a 54% reduction in the net loan reserve release to $269 million.  Credit continued to improve in Local Consumer Lending with net credit losses declining 34% from the prior year period to $1.3 billion, while the loan loss reserve release increased $4 million to $186 million.  The improvement in net credit losses occurred across the international and North America portfolios in Local Consumer Lending.  Year-over-year cost of credit in the Special Asset Pool increased $138 million, as a decline in net credit losses of $179 million was offset by a $317 million reduction in the reserve release to $83 million in the second quarter 2012.

Citi Holdings allowance for credit losses was $12.2 billion at the end of the second quarter 2012, or 9.6% of loans, compared to $15.1 billion, or 9.0% of loans, in the prior year period.  90+ days delinquent loans in Local Consumer Lending decreased 11% to $5.4 billion, or 4.7% of loans.

Corporate/Other

Corporate/Other revenues declined $528 million from the prior year period to $(265) million, largely reflecting the $424 loss from the Akbank sale and the absence of a $199 million gain from the sale of Housing Development Finance Corporation Ltd. in the prior year period.

Corporate/Other net loss was $437 million in the quarter, compared to a loss of $63 million in the prior year period, due primarily to the loss on the Akbank sale.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	2Q’12	1Q’12	2Q’11	2Q’12	1Q’12	2Q’11

North America
Global Consumer Banking	5,135	5,198	4,949	1,196	1,317	1,111
Securities and Banking	1,926	1,348	2,125	488	128	347
Transaction Services	665	641	609	124	126	129
Total North America	$7,726	$7,187	$7,683	$1,808	$1,571	$1,587

EMEA
Global Consumer Banking	366	378	410	17	(7)	33
Securities and Banking	1,609	1,954	1,642	365	512	341
Transaction Services	930	894	898	332	315	286
Total EMEA	$2,905	$3,226	$2,950	$714	$820	$660

Latin America
Global Consumer Banking	2,322	2,441	2,408	329	375	396
Securities and Banking	757	755	682	325	342	296
Transaction Services	455	451	439	185	178	160
Total Latin America	$3,534	$3,647	$3,529	$839	$895	$852

Asia
Global Consumer Banking	1,948	1,997	2,026	448	503	479
Securities and Banking	1,113	1,218	1,033	250	307	210
Transaction Services	757	757	731	274	302	289
Total Asia	$3,818	$3,972	$3,790	$972	$1,112	$978

Citicorp	$17,983	$18,032	$17,952	$4,333	$4,398	$4,077

Citi Holdings	$924	$874	$2,407	$(919)	$(1,024)	$(611)

Corporate / Other	$(265)	$500	$263	$(427)	$(312)	$(134)

Citigroup	$18,642	$19,406	$20,622	$2,987	$3,062	$3,332

Citi will host a conference call today at 10:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (888) 803-2790 in the U.S. and Canada; (719) 457-6800 outside of the U.S. and Canada.  The conference code for both numbers is 4044247.

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citi’s Second Quarter 2012 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2011 Annual Report on Form 10-K.

Contacts:

Press:	Jon Diat	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091
	Mark Costiglio	(212) 559-4114

Appendix A: CVA/DVA

(In millions of dollars)	2Q’12	1Q’12	2Q’11
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	264	(1,252)	240
Derivatives CVA (1)	(66)	(123)	(93)
Total Securities and Banking CVA/DVA	$198	$(1,376)	$147

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	6	(10)	1
Derivatives CVA (1)	15	97	16
Total Special Asset Pool CVA/DVA	$21	$88	$17
Total Citigroup CVA/DVA	$219	$(1,288)	$164

(1) Net of hedges.

Note: Totals may not sum due to rounding

Appendix B: Impact of Akbank & CVA/DVA in 2Q’12

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: Akbank	Impact of: CVA/DVA	Results less: Akbank and CVA/DVA
Revenue	18,642	(424)	219	18,847
EBIT	3,702	(424)	219	3,907
Taxes	715	(150)	79	786
Income from Continuing Ops.	$2,987	$(274)	$140	$3,121

Discontinued Operations	(1)	—	—	(1)
Noncontrolling Interests	40	—	—	40
Net Income	$2,946	$(274)	$140	$3,080

Diluted EPS (1)	$0.95	$(0.09)	$0.05	$1.00

(1)  Earnings per share calculations are based on diluted shares of 3,015.0 million.  The components of earnings per share excluding

Akbank and CVA/DVA may not sum across due to rounding.

Appendix C: Non-GAAP Financial Measures

Preliminary
($ millions, except per share amounts)	6/30/2012

Citigroup’s Total Stockholders’ Equity	$183,911
Less: Preferred Stock	312
Common Stockholders’ Equity	183,599
Less:
Goodwill	25,483
Intangible Assets (other than Mortgage Servicing Rights)	6,156
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	38
Tangible Common Equity (TCE)	$151,922

Common Shares Outstanding at Quarter-end	2,932.5

Tangible Book Value Per Share	$51.81
(Tangible Common Equity / Common Shares Outstanding)

Appendix D: International GCB Excluding Impact of FX Translation

		QoQ%		YoY%
(In millions of dollars)	2Q’12	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
LATAM	2,322	-5%	—	-4%	8%
Asia	1,948	-2%	-1%	-4%	—
EMEA	366	-3%	—	-11%	-1%
Total International GCB	$4,636	-4%	—	-4%	4%
Expenses
LATAM	1,363	—	5%	-9%	3%
Asia	1,161	1%	3%	-1%	2%
EMEA	338	-6%	-2%	-5%	6%
Total International GCB	$2,862	—	3%	-5%	3%

Note: Totals may not sum due to rounding

(1) All per share numbers throughout this release reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011.  Income available for EPS purposes reflects deductions for preferred stock dividends and restricted stock adjustments for employee plans.

(2) Credit valuation adjustments (CVA) on derivatives (excluding monolines), net of hedges, and debt valuation adjustments (DVA) on Citi’s fair value option debt.  See Appendix A.

(3) See Appendix B.

(4) Citi’s estimated Basel III Tier 1 Common Ratio is based on its current expectations and understanding of the Basel III requirements, including without limitation the U.S. regulators’ proposed rules relating to Basel III (NPR) as well as the final U.S. market risk capital rules (Basel II.5).  Citi’s estimated Basel III Tier 1 Common Ratio has been calculated based on the proposed “advanced approach” for determining risk-weighted assets under the NPR.  This estimate is necessarily subject to final regulatory clarity and rulemaking, model calibration and other final implementation guidance.

(5) Tangible book value per share and related metrics are non-GAAP financial measures. See Appendix C for a reconciliation of these metrics to the most directly comparable GAAP measure.

(6) Second quarter 2012 includes a pre-tax loss on the partial sale of Citi’s minority interest in Akbank T.A.S. (Akbank) of $(424) million.  First quarter 2012 included pre-tax gains on the sale of Citi’s remaining minority interest in the Housing Development Finance Corporation Ltd. (HDFC) and its minority interest in Shanghai Pudong Development Bank (SPDB) of $1.1 billion and $542 million, respectively, as well as a pre-tax impairment charge related to its minority interest in Akbank of $1.2 billion.  Second quarter 2011 included a pre-tax gain on the partial sale of Citi’s minority interest in HDFC of $199 million.  As previously disclosed, these gains / (losses) were recorded in Corporate / Other.

(7) Assumes tax rate on gain / (loss) of 35.4% in second quarter 2012, 34.9% in first quarter 2012, and 35.8% in second quarter 2011.

(8) See Appendix D.